Exhibit 19.1

Keel Infrastructure Corp.

INSIDER TRADING POLICY

Adopted on April 1, 2026

In the course of conducting the business of Keel Infrastructure Corp. (together with its subsidiaries, the “Company”), you may come into possession of material information about the Company or other entities that is not available to the investing public (referenced herein as “material nonpublic information,” as explained in greater detail below). You have a legal and ethical obligation to maintain the confidentiality of material nonpublic information. In addition, it is illegal and a violation of Company policy to trade in securities of the Company or certain other entities (such as competitors, as well as collaborators, customers, vendors, suppliers and other business partners of the Company) while you are in possession of material nonpublic information about the Company or that other entity/business partner obtained in the course of your position with the Company. Further, it is Company policy that the Company shall comply with applicable securities laws concerning trading in the Company securities.

The Board of Directors of the Company (the “Board”) has adopted this Policy in order to enable compliance with the law and to avoid even the appearance of improper conduct by anyone associated with the Company.

I.	PERSONS SUBJECT TO THIS POLICY

The procedures and restrictions set forth in this Policy apply to all Company officers, directors and employees, wherever located. The Company may also determine that other individuals should be subject to this Policy, such as contractors or consultants, who have access to material nonpublic information. This Policy also applies to family members, such as spouses, minor children, adult family members who share the same household, and any other person or entity whose securities trading decisions are influenced or controlled by you (collectively, “Related Insiders”).

II.	TRANSACTIONS SUBJECT TO THIS POLICY

This Policy applies to transactions in all Company securities, including common stock, preferred stock, bonds and other debt securities, options to purchase common stock, convertible debentures and warrants, as well as derivative securities whether or not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities. Transactions subject to this Policy also include gifts of Company securities, which may include gifts to trusts for estate planning purposes, as well as donations to a charitable organization.

III.	INDIVIDUAL RESPONSIBILITY

Each person subject to this Policy is individually responsible for complying with this Policy and ensuring the compliance of any Related Insiders whose transactions are subject to this Policy. Accordingly, you should make your family and household members aware of the need to confer with you before they trade in Company securities, and you should treat all such transactions for purposes of this Policy and applicable securities laws concerning trading while in possession of material nonpublic information as if the transactions were for your own account.

In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company or any other employee pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

IV.	MATERIAL NONPUBLIC INFORMATION

What is Material Information? Under Company policy and applicable laws, information is material if:

●	there is a substantial likelihood that a reasonable investor would consider the information important in determining whether to trade in a security; or

●	the information, if made public, is likely or would reasonably be expected to affect the market price or value of a company’s securities.

Information may be material even if it relates to future, speculative or contingent events and even if it is significant only when considered in combination with publicly available information. Material information can be positive or negative and can be quantitative or qualitative. Nonpublic information can be material, even with respect to companies that do not have publicly-traded stock, such as those with outstanding bonds.

Depending on the facts and circumstances, information that could be considered material includes, but is not limited to, information pertaining to the following:

●	earnings announcements or guidance, or changes to or reaffirmations of previously released announcements or guidance;

●	other unpublished financial results, key metrics, financial condition, earnings pre-announcements, projections, or forecasts;

●	write-downs and additions to reserves for bad debts;

●	restatements of financial results, or material impairments, write-offs or restructurings;

●	expansion or curtailment of operations and business disruptions;

●	a data breach or cybersecurity incident or risk that may adversely impact the Company’s business, reputation or share value;

●	new inventions or discoveries;

●	pending or threatened significant litigation or government action, or the resolution thereof;

●	changes in regulations or applicable law, whether positive or negative;

●	a pending or proposed merger, acquisition, tender offer, joint venture, restructuring or change in assets;

●	changes in analyst recommendations or debt ratings;

●	events regarding the Company’s securities (e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits, changes in dividends, changes to the rights of securityholders or an offering of additional securities);

●	changes in control of the Company or extraordinary management developments;

●	management developments, including major personnel changes, such as changes in officers, senior management or the board of directors;

●	changes in the Company’s pricing or cost structure;

●	extraordinary borrowing or other financing transactions out of the ordinary course;

●	liquidity problems or impending bankruptcy;

●	changes in auditors or auditor notification that an audit report may no longer be relied upon;

●	development of a significant new product, process, service, offering or technology and developments affecting the Company’s resources, technology, products or market;

•	execution or termination of significant contracts; or

•	the gain or loss of a significant customer or supplier.

What is Nonpublic Information? Information is considered to be nonpublic unless it has been adequately disclosed to the public. This means that the information must be publicly disseminated and sufficient time must have passed for the securities markets to digest the information.

It is important to note that information is not necessarily public merely because it has been discussed in the press or on social media, which will sometimes report rumors. You should presume that information is nonpublic, unless you can point to the official release of that information by the Company in at least one of the following ways:

●	publicly available filings with the U.S. Securities and Exchange Commission (the “SEC”) or securities regulatory authorities;

●	issuance of press releases via major newswire such as Dow Jones or Reuters; or

●	posting the information on the Company’s website.

You may not attempt to “beat the market” by trading simultaneously with, or shortly after, the official release of material information. Although there is no fixed period for how long it takes the market to absorb information, out of prudence a person in possession of material nonpublic information should refrain from any trading activity for one full trading day following the official release of such information.

Twenty-Twenty Hindsight. If securities transactions ever become the subject of scrutiny, they are likely to be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction you should carefully consider how the transaction may be construed in the bright light of hindsight. If you have any questions or uncertainties about this Policy or a proposed transaction, please ask the General Counsel, Global.

V.	“TIPPING” MATERIAL NONPUBLIC INFORMATION IS PROHIBITED

In addition to trading while in possession of material nonpublic information, it is also illegal and a violation of this Policy, as well as the Company’s Disclosure Controls & Procedures Policy, to provide such information to another (“tipping”) who may trade or to advise another to trade on the basis of such information. This Policy applies regardless of whether the person or entity who receives the information, the “tippee,” is related to you and regardless of whether you receive any monetary benefit from the tippee. It is illegal to make recommendations or express opinions to another person regarding trading in any securities (whether Company Securities or another issuer’s) on the basis of material non-public information.

VI.	BLACKOUT PERIODS

All directors, officers and any employees designated as being subject to blackouts (and Related Insiders) are subject to the following blackout periods, during which they may not trade in the Company’s securities (except by means of pre-arranged Rule 10b5-1 Plans established in compliance with the Policy).

Quarterly Blackout. Because the announcement of the Company’s quarterly financial results will almost always have the potential to have a material effect on the market for the Company’s securities, you may not trade in the Company’s securities during the period (i) beginning on the 15th day of the third month of the quarter and (ii) ending after the first full trading day following the release of the Company’s earnings for that quarter.

Interim Earnings Guidance Blackout. The Company may on occasion issue interim earnings guidance or other potentially material information by means of a press release, SEC filing on Form 8-K or other means designed to achieve widespread dissemination of the information. You should anticipate that trading will be blacked out while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market.

Event-Specific Blackout. From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees. The existence of an event-specific blackout will not be announced. If, however, a person whose trades are subject to pre-clearance requests permission to trade in the Company’s securities during an event-specific blackout, the General Counsel, Global will inform the requesting person of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person.

VII.	PRE-CLEARANCE PROCEDURES

All directors, officers and any employees designated as being subject to pre-clearance may not engage in any transaction involving the Company’s securities (including the exercise of stock options, gifts, loans, contributions to a trust or any other transfers) without first obtaining pre-clearance of the transaction from the Company’s (“Clearance Committee”), clearancecommittee@keelinfra.com (consisting of the Chief Financial Officer, the General Counsel, Global (and/or designee) the Executive Vice President of Finance & Accounting (and/or designee) and the Corporate Secretary (if different than the General Counsel) and Assistant Corporate Secretary. will be evaluated to determine if it raises insider trading concerns or other concerns under federal laws and regulations. Any advice will relate solely to the restraints imposed by law and will not constitute advice regarding the investment aspects of any transaction. If you become aware of material nonpublic information after receiving pre-clearance but before the transaction order has been placed, the clearance is void and such trade order may not placed. If clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance.

Pre-clearance is also not required for certain equity compensation related transactions, subject to the exceptions described in section VIII of this Policy.

VIII.	EQUITY COMPENSATION

The trading restrictions in this Policy do not apply in the case of the following transactions, except as specifically noted:

A.	Stock Options. The trading restrictions in this Policy do not apply to exercises of: (i) stock options where no Company common stock is sold in the market to fund the option exercise price or related taxes (i.e., a net exercise or where cash is paid to exercise the option) or (ii) a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. The trading restrictions do apply, however, to subsequent sales of Company common stock received upon the exercise of options, including any transactions at the time of exercise in which the proceeds are used to fund the option exercise price (i.e., a “cashless” exercise of options) or related taxes.

B.	Restricted Stock Awards and Restricted Stock Units. The trading restrictions in this Policy do not apply to the vesting of restricted stock or the settlement of restricted stock units, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock or settlement of any restricted stock units. The trading restrictions do apply, however, to any market sale of restricted stock or sale of Company common stock received upon the settlement of restricted stock units.

IX.	PROHIBITED TRANSACTIONS

Due to the heightened legal risk associated with the following transactions, the individuals subject to this Policy may not engage in the following:

A.	Publicly-Traded Options. You may not trade in options, warrants, puts and calls or similar instruments on Company securities. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that you are trading based on material nonpublic information and focus your attention on short-term performance at the expense of the Company’s long-term objectives.

B.	Short Sales. You may not engage in short sales of Company securities. A short sale has occurred if the seller (i) does not own the securities sold or (ii) does own the securities sold but does not deliver them within 20 days or place them in the mail within 5 days of the sale. Short sales may reduce a seller’s incentive to seek to improve the Company’s performance and often have the potential to signal to the market that the seller lacks confidence in the Company’s prospects.

C.	Margin Accounts and Pledges. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, you may not hold Company securities in a margin account or otherwise pledge Company securities as collateral for a loan.

D.	Hedging Transactions. You may not engage (directly or indirectly) in hedging transactions, or otherwise engage in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company securities. Hedging transactions include (but are not limited to) collars, equity swaps, exchange funds and prepaid variable forward sale contracts. Hedging transactions may allow you to continue to own Company securities, but without the full risks and rewards of ownership. This may lead to you no longer having the same objectives as the Company’s other shareholders.

E.	Standing and Limit Orders. You may not place standing or limit orders on Company securities, unless executed as part of an approved Rule 10b5-1 Plan discussed in section X of this Policy. Standing and limit orders create heightened risks for insider trading violations because there is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result, the broker could execute a transaction when you possess material nonpublic information.

X.	RULE 10B5-1 TRADING PLANS

Notwithstanding the prohibition against insider trading, SEC Rule 10b5-1 provides an affirmative defense against insider trading liability under Rule 10b-5 and Canadian securities legislation provides a legal defense to insiders when their trades are made under an “automatic plan”. A person subject to this Policy can rely on this defense and trade in Company securities, regardless of their awareness of inside information, if the transaction occurs pursuant to a pre-arranged written trading plan (“Rule 10b5-1 Plan”) that was entered into when the person was not in possession of material nonpublic information and that complies with the requirements of Rule 10b5-1.

Section 16 Insiders also should be aware that the Company will be required to make quarterly disclosures regarding all Rule 10b5-1 Plans entered into, amended or terminated by Section 16 Insiders and to include the material terms of such plans, other than pricing information.

Anyone subject to this Policy who wishes to enter into a Rule 10b5-1 Plan must submit the Rule 10b5-1 Plan to the Legal Department for its approval at least five business days prior to the planned entry into the Rule 10b5-1 Plan. Rule 10b5-1 Plans may not be adopted by a person when he or she is in possession of material nonpublic information about the Company or its securities and must comply with the requirements of Rule 10b5-1 (including specified waiting periods and limitations on multiple overlapping plans and single trade plans).

Once the Rule 10b5-1 Plan is adopted, you must not exercise any subsequent influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. You may amend or replace a Rule 10b5-1 Plan only during periods when trading is permitted in accordance with this Policy, and you must submit any proposed amendment or replacement of a Rule 10b5-1 Plan to the Legal Department for approval prior to adoption. You must provide notice to the Legal Department prior to terminating a Rule 10b5-1 Plan. You should understand that a modification or termination of a Rule 10b5-1 Plan may call into question your good faith in entering into and operating the plan (and therefore may jeopardize the availability of the affirmative defense against insider trading allegations).

XI.	POST-TERMINATION TRANSACTIONS

This Policy continues to apply to transactions in Company securities even after your service with the Company is terminated. If you are in possession of material nonpublic information when your service terminates, you may not trade in Company securities until that information has become public or is no longer material. Although the pre-clearance procedures specified in section VII will no longer apply, if you are subject to a quarterly blackout period at the time of termination of service, you may not trade in Company securities until after the end of the blackout period.

XII.	WAIVERS

Any waiver of this Policy shall be subject to the approval of the General Counsel, Global.

XIII.	PENALTIES FOR VIOLATIONS OF THE INSIDER TRADING LAWS AND THIS POLICY

In the United States, Canada and many other countries, the personal consequences to you of illegal insider trading can be severe. In addition to injunctive relief, disgorgement and other ancillary remedies, U.S. law empowers the government to seek significant civil penalties against persons found liable of insider trading, including as tippers or tippees. Criminal penalties may also be assessed for insider trading, including large fines and imprisonment. Subject to applicable law, if you violate this Policy you may also be subject to discipline by the Company, up to and including termination of employment, even if the country or jurisdiction where the conduct took place does not regard it as illegal.

XIV.	REPORTING VIOLATIONS/SEEKING ADVICE

You should refer suspected violations of this Policy through the reporting procedures set forth in the Company’s Code of Conduct and/or Whistleblower Policy. Because of the technical nature of some aspects of the federal securities laws, you should review this Policy carefully and contact the General Counsel, Global if at any time (i) you have questions about this Policy or its application to a particular situation; or (ii) you plan to trade in the Company’s securities, but are unsure as to whether the transaction might be in conflict with the securities laws and/or this Company Policy.

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Annex - Director & Officer Reporting Requirements

As a director or officer (as defined under applicable securities laws) of Keel Infrastructure Corp. (the “Company”), you are subject to additional reporting requirements and restrictions, as summarized below.

US Requirements – Section 16(a) of the Exchange Act

Under Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), directors and officers (together, “Section 16 Insiders”), as well as beneficial owners of more than 10% of the outstanding shares of any class of voting Company equity securities registered under Section 12 of the Exchange Act, must file forms with the U.S. Securities and Exchange Commission (the “SEC”) disclosing their direct and indirect pecuniary interest in most transactions involving the Company’s equity securities (such as common stock), including any derivative securities (such as options, restricted share units, warrants, convertible securities and stock appreciation rights).

Forms 3, 4 and 5. The Legal Department will assist Section 16 Insiders in preparing and filing the following Section 16 reports, but each individual Section 16 Insider is responsible for the timing and contents of his or her reports:

●	Form 3, Initial Beneficial Ownership Statement. A Form 3 is due within 10 calendar days of becoming a Section 16 Insider, even if such person does not own any Company equity securities at the time. The Form 3 must disclose such person’s position and ownership of any Company equity securities as of immediately prior to assuming office.

●	Form 4, Changes of Beneficial Ownership Statement. A Form 4 is due 10:00 p.m., Eastern, on the second business day following any transaction by a Section 16 Insider, whether directly or indirectly, in Company equity securities. While limited reporting exemptions are available, a Section 16 Insider should assume that a transaction in Company equity securities would require a Form 4 filing.

●	Form 5, Annual Beneficial Ownership Statement. A Form 5 is due within 45 days after the end of the Company’s fiscal year. A Form 5 would need to be filed if a Section 16 Insider had any transaction that was specifically eligible for deferred reporting on Form 5 (such as acquisitions from gifts) or should have been reported during the last fiscal year but were not. A Form 5 need not be filed if all transactions otherwise reportable have been previously reported (including voluntarily on a Form 4).

Indirect Ownership by Related Insiders. The reports described above must also reflect any indirect ownership by Section 16 Insiders, including all holdings and transactions by Related Insiders. This includes changes in ownership by immediate family members living in the Section 16 Insider’s household and any other person or entity over whom the individual exercises influence or control over his, her or its securities trading decisions. For this purpose, “immediate family” includes a spouse, children, stepchildren, grandchildren, parents, grandparents, stepparents and siblings, including in-laws and adoptive relationships.

While limited reporting exemptions are available, Section 16 Insiders should assume that any transaction in Company equity securities would require a Form 4 filing. Any questions concerning whether a particular transaction will necessitate filing of one of these forms, or how or when they should be completed should be asked of the Company’s General Counsel, or, if you prefer, your individual legal counsel. The Company must disclose in its Annual Report on Form 10-K and in its Proxy Statement any delinquent filings of Forms 3, 4 or 5 by directors and officers, and must post on its website, by the end of the business day after filing with the SEC, any Forms 3, 4 and 5 relating to the Company’s securities.

Short-Swing Trading Profits. In order to discourage directors and officers from profiting through short-term trading transactions in equity securities of the Company, Section 16(b) of the Exchange Act requires that any “short-swing profits” be disgorged to the Company. This is in addition to the reporting requirements described above.

“Short-swing profits” are the profits, whether real or notional, that result from any purchase and sale (or sale and purchase) of the Company’s equity securities within a six-month period, unless there is an applicable exemption for either transaction. It is important to note that this rule applies to any matched transactions in the Company’s securities (including derivative securities), not only a purchase and sale (or sale and purchase) of the same shares, or even of the same class of securities. Furthermore, pursuant to SEC rules, profit is determined so as to maximize the amount that the director or officer must disgorge, and this amount may not be offset by any losses realized. “Short-swing profits” may exceed economic profits.

Prohibition Against Short Sales. You may not engage in short sales of Company securities, which violates Section 16(c) of the Exchange Act and Company policy.

U.S. Limitations and Requirements on Resales of Company Securities

The Securities Act of 1933 (the “Securities Act”) requires that securities may be sold only pursuant to an effective registration statement or an exemption from the registration requirements. Directors and certain officers who are (or were within the prior 90 days) affiliates of the Company and who wish to sell Company securities may seek a “safe harbor” for their sales to establish an exemption from such registration requirements by complying with the conditions of Rule 144 under the Securities Act applicable to affiliates. Such conditions include requirements on the manner of sale, volume limitations, holding periods and Form 144 filing obligations.

“Securities” under Rule 144 are broadly defined to include all securities, not just equity securities. The Rule 144 safe harbor is available not only to sales of common and preferred stock, but also to sales of bonds, debentures and any other form of security. Affiliates and others who seek to sell securities acquired directly from the Company or a Company affiliate in a series of transactions not involving any public offering may avail themselves of the safe harbor of Rule 144 by complying with the provisions applicable to resales of “restricted securities” (which apply, for affiliates, in addition to, and in conjunction with, the provisions of that Rule applicable to resales by affiliates).

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